Exhibit (s)

Calculation of Filing Fee Narrative

Form N-2

(Form Type)

Pomona Investment Fund

(Exact Name of Registrant as Specified in its Charter)

On July 30, 2021, Pomona Investment Fund (the “Fund”) registered shares of beneficial interest with a maximum aggregate offering price of $500,000,000 on the Fund’s registration statement on Form N-2 (the “Registration Statement”) (File Nos. 333-256660; 811-22990). Filing fees of $54,550 were paid in connection with the filing of the Registration Statement. No additional fees are required in connection with this filing.